BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

November 22, 2024

BNY Mellon Investment Funds VII, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation

To Whom It May Concern:

BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Short Term Income Fund (the "Fund"), a series of BNY Mellon Investment Funds VII, Inc. (the "Company"), as follows:

Until November 29, 2025, BNYM Investment Adviser will waive receipt of its fees and/or assume the direct expenses of none of the Fund's share classes (excluding shareholder services fees, taxes, interest expense, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed .40%. On or after November 29, 2025, BNYM Investment Adviser may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Company, on behalf of the Fund, upon the approval of the Board of Directors of the Company and BNYM Investment Adviser to lower the net amounts shown and may only be terminated prior to November 29, 2025 in the event of termination of the Management Agreement between BNYM Investment Adviser and the Company with respect to the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Windels

James Windels

Treasurer

Accepted and Agreed To:

BNY MELLON INVESTMENT FUNDS VII, INC.

By: /s/ Deirdre Cunnane

         Deirdre Cunnane

Assistant Secretary